Exhibit 4.16
                             SUPPLEMENTAL INDENTURE


         THIS SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") is made and entered into as of the 30th day of June, 2005 between Mississippi Power Company, a Mississippi corporation (the "Company"), and Deutsche Bank Trust Company Americas, a New York banking corporation, in its capacity as trustee (the "Trustee") under the Indenture (hereinafter described), evidencing the agreement of the parties hereto.
                                   WITNESSETH:

         WHEREAS, the Company and the Trustee, through its predecessors, are parties to that certain Indenture dated as of September 1, 1941, as supplemented and amended (the "Indenture");

         WHEREAS, the Company plans to redeem its First Mortgage Bonds, 6?% Series due December 1, 2025 in the aggregate principal amount of $30,000,000 (the "Bonds") on December 1, 2005 (the "Redemption");

         WHEREAS, the Company plans to deposit, on the date hereof, with the Trustee amounts sufficient to effectuate the Redemption in order to allow for the defeasance of the Indenture; and

         WHEREAS, pursuant to Sections 17.01(c) and 17.01(i) of the Indenture, the Company and the Trustee desire to enter into this Supplemental Indenture to clarify certain terms and provisions of the Indenture and to establish the terms and conditions for a fund pursuant to Article IX and Section 13.01 of the Indenture in order to effectuate the Redemption and the defeasance of the Indenture.

         NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
                                    Agreement

1.01 Provision for Redemption of the Bonds and Clarification. Pursuant to Sections 17.01(c) and 17.01(i) of the Indenture, the Company and the Trustee hereby agree that, in order to effectuate the Redemption and the defeasance of the Indenture, for purposes of Article IX and Section 13.01 of the Indenture, "money in a sufficient amount" and "money," respectively, shall mean (i) cash in U.S. Dollars, (ii) U.S. Government Obligations which mature at least one day prior to the applicable payment date and have a face value as of the date of the deposit thereof, or (iii) a combination thereof, in each case in an amount as will be sufficient to pay and discharge the principal of and premium (if any) and interest on the bonds due and payable on the stated maturity (or date of redemption, if applicable); provided, however, that in the case of subsections
(ii) and (iii) above, the Trustee shall have received irrevocable instructions from the Company to apply such money or the proceeds of such U.S. Government Obligations to said payments with respect to the bonds; provided, further, that U.S. Government Obligations means securities that are direct, noncallable, nonredeemable obligations of, or noncallable, nonredeemable obligations guaranteed by, the United States of America for the timely payment of which obligation or guarantee the full faith and credit of the United States of America is pledged, or funds consisting solely of such securities, including funds managed by the Trustee.

1.02 Full Force and Effect. Except as expressly set forth herein and as otherwise supplemented, the Indenture shall be and remain in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligations of the Trustee and the Company.

1.03 Counterparts. This Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

1.04 Successors and Assigns. This Supplemental Indenture shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.





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         IN WITNESS WHEREOF, the parties have executed this Supplemental
Indenture as of the date first above written.

                               MISSISSIPPI POWER COMPANY

[SEAL]


                               By:
                                   ------------------------------------
                                     Frances V. Turnage
                                     Vice President, Chief Financial Officer
                                     and Treasurer



                               DEUTSCHE BANK TRUST COMPANY AMERICAS
[SEAL]


                               By:
                                   -------------------------------------------
                                        Susan Johnson
                                        Vice President